Exhibit 99.1

Exactus, Inc. Announces 2021 Debt Reduction and Settlement of Claims
- Settlements of over $1,250,000 in Liabilities - - Preferred Stock Conversions -

DELRAY BEACH, FL / January 25, 2020 / Exactus, Inc. (OTCQB: EXDI) (the “Company”) provides a series of announcements including 1) overall debt reduction of approximately $1,250,000; 2) settlement of outstanding claims for license and consulting fees; 3) termination of Ceed2Med affiliation & Series E Preferred Stock cancelation; and 4) conversion of Series A, Series B-1, Series B-2, and Series D Preferred.

As the company continues its restructuring process, it has dramatically cut costs, improved operational capabilities, built its digital sales infrastructure Marketing Automation & Sales System (“MASS”), entered into a manufacturing agreement, launched its private label division, and settled the majority of its liabilities and claims.

Executive Chairman of the Board, Larry Wert commented, “Since the initiation of the restructuring process, the company has worked hard to improve our path to grow shareholder value. We have significantly cleaned up our balance sheet and resolved several issues and obligations as we continue to operate. The company is exploring several opportunities both in and outside the CBD sector. We anticipate that we will have more exciting news in the near future as we are engaged in various growth initiatives.”

The Company took these additional steps as part of its previously announced efforts to reduce operating costs and streamline operations in order to position the Company for future acquisitions.

1)
Following an extensive review, the Company’s outstanding payables and obligations were reduced as follows:

Approximately $1,250,000 in liabilities and payables were eliminated consisting of approximately $575,000 in liabilities previously recorded on the balance sheet for payment to a licensor for Fibrilizer and Matrilizer technology; in addition, liabilities associated to consultants, unpaid loans, advances, bonuses and compensation payable to management of the Company were converted into shares of common stock.

2)
KDI Innoviation Ltd. / Dr. Krassen Dimitrov Arbitration Settlement and Release:

Dr. Krassen stated “I am pleased that our disputes have been fully resolved and I look forward to the continued success of Exactus.”

During September 2019 an arbitration had been commenced against the Company by its former director Dr. Krassen Dimitrov alleging breach of a consulting agreement and for license fees claimed to be due and owing to KDI Innovation, Ltd., his affiliate. The Company asserted various counterclaims and during 2020 the parties agreed to voluntarily dismiss the arbitration in order to enter into direct negotiations for settlement. During January 2021, the parties reached agreement as to a resolution of all issues and are pleased to announce the settlement of their disputes. The terms of the settlement are confidential other than no cash was paid.

3)
Termination of Ceed2Med, LLC Affiliation / Series E Preferred Stock Cancellation:

On July 31, 2019 we granted 10,000 shares of our Series E Preferred Stock to Ceed2Med, LLC in connection with our efforts to enter into a seed to sale strategy for our hemp-derived CBD business and secure farming rights and expertise. In addition, between 2018-2019 we entered into a series of agreements for product and funding with Ceed2Med, LLC. On January 21, 2021 we entered into a Settlement Agreement with Ceed2Med, LLC and its principals cancelling all agreements, obligations and claims and providing full mutual releases of the Company and such persons. In connection with the settlement, Ceed2Med, LLC agreed to assignment of all rights to convert its outstanding shares of Series E Preferred Stock at a price of $1.60 per share to third parties in connection with settlement and releases of third party claims, resulting in no further dilution from issuances of settlement shares other than the right for Ceed2Med to have received such shares upon conversion and thereupon the Series E Preferred Stock was simultaneously converted into shares of common stock.

4)
Series A / Series B-1 / Series B-2 / Series D Preferred Conversions:

The Company has extended a limited period of time for all holder of Series A, Series B-1, Series B-2, and Series D Preferred stock to convert their shares into Common Stock in order to secure releases, eliminate claims, and simplify the cap table. The Company expects to secure full conversion of all shares and exchange mutual releases with the holders.

About Exactus:

Exactus Inc. (OTCQB:EXDI) is a leading producer and supplier of hemp-derived ingredients. Exactus specializes in hemp-derived ingredients (CBD & CBG) that meet the highest standards of quality and traceability. The Company strives to stay ahead of market trends and regulations.

For more information about Exactus: www.exactushemp.com.

Investor Notice:
Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider the risks, uncertainties and forward-looking statements described under "Risk Factors" in Item 1A of our most recent Form 10-K for the fiscal year ended December 31, 2019 filed with the Securities and Exchange Commission (the "SEC") on May 22, 2020, and in other periodic and current reports we file with the SEC. If any of these risks were to occur, our business, financial condition, or results of operations would likely suffer. In that event, the value of our securities could decline, and you could lose part or all of your investment. The risks and uncertainties we describe are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. In addition, our past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results in the future. See "Safe Harbor" below.

Safe Harbor - Forward-Looking Statements:
The information provided in this press release may include forward-looking statements relating to future events or the future financial performance of Exactus, including statements concerning harvest expectations, the impact of Exactus’ acquisition of Green Goddess, LeVor Collection, and interests in the 2019 harvest on its supply and product line expansion, Exactus’ ability to monetize its harvest, Exactus’ ability to expand its product lines and brands, the amount of future orders for Exactus products, and Exactus’ future revenue, gross margins and working capital. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as "anticipates," "plans," "expects," "intends," "will," "potential," "hope" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon current expectations of Exactus and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release relating to Exactus may be found in Exactus’ periodic and current filings with the SEC, including the factors described in the sections entitled "Risk Factors", copies of which may be obtained from the SEC's website at www.sec.gov. Any forward-looking statement speaks only as of the date on which such statement is made, and Exactus does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Exactus Contact:

Andrew Johnson
Chief Strategy Officer
Exactus Inc.
509-999-9695
ir@exactusinc.com